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                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Security First Technologies Corporation:


We consent to the incorporation by reference in the registration statement on Form S-8 of Security First Technologies Corporation of (1) our report dated February 4, 1999, relating to the consolidated balance sheets of Security First Technologies Corporation and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Annual Report on Form 10-K for the year ended December 31, 1998, and (2) our report dated June 11, 1999, relating to the statements of net assets available for plan benefits as of December 31, 1998 and 1997 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1998 which report appears in the Annual Report on Form 11-K for the year ended December 31, 1998.


                                    KPMG LLP

                                    /s/ KPMG LLP



Atlanta, Georgia
July 6, 1999